                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              YURIE SYSTEMS, INC.
                                       AT

                               $35 NET PER SHARE
                                       BY

                           REINDEER ACQUISITION, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                            LUCENT TECHNOLOGIES INC.
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON THURSDAY, MAY 28, 1998, UNLESS EXTENDED.

     THE BOARD OF DIRECTORS OF YURIE SYSTEMS, INC. HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS TO ACQUIRE SHARES ON THE DATE OF PURCHASE) AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
                            ------------------------
                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
April 30, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
 Introduction...............................................     1
 1. Terms of the Offer......................................     2
 2. Procedure for Tendering Shares..........................     4
 3. Withdrawal Rights.......................................     6
 4. Acceptance for Payment and Payment......................     7
 5. Certain Federal Income Tax Consequences.................     8
 6. Price Range of the Shares; Dividends on the Shares......     9
 7. Effect of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin
    Regulations.............................................     9
 8. Certain Information Concerning the Company..............    10
 9. Certain Information Concerning the Purchaser and
    Parent..................................................    12
10. Source and Amount of Funds..............................    13
11. Contacts with the Company; Background of the Offer......    13
12. Purpose of the Offer; The Merger Agreement; The
    Stockholders Agreement..................................    14
13. Dividends and Distributions.............................    23
14. Certain Conditions of the Offer.........................    24
15. Certain Legal Matters...................................    25
16. Fees and Expenses.......................................    27
17. Miscellaneous...........................................    27
Schedule I -- Directors and Executive Officers..............    28

To the Holders of Common Stock
  of Yurie Systems, Inc.:

INTRODUCTION

     Reindeer Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lucent Technologies Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares (the "Shares") of Common Stock, par value $.01 per share ("Company Common Stock"), of Yurie Systems, Inc., a Delaware corporation (the "Company"), at $35 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase dated April 30, 1998 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary") and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     BT Alex. Brown Incorporated has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the $35 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) such number of Shares that would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the number of Shares required to satisfy the Minimum Condition. See Sections 1 and 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of April 27, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     Parent and the Purchaser entered into a Stockholders Agreement dated as of April 27, 1998 (the "Stockholders Agreement") with certain principal stockholders of the Company (the "Stockholders"), pursuant to which each Stockholder has agreed to tender into the Offer all the Shares that such Stockholder owns. These Shares represent more than a majority of the outstanding Shares (determined on a fully diluted basis) and, upon the tendering of these Shares, the Minimum Condition will be satisfied. As of April 24, 1998, there were 17,766,200 Shares subject to the Stockholders Agreement, representing approximately 57% of the outstanding Shares on a fully diluted basis. Once the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement and the Stockholders Agreement are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, May 28, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement (see Section 12) and the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 Midnight, New York City time, on Thursday, May 28, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (1) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) waive all the unsatisfied conditions (other than the Minimum Condition and the condition with respect to the HSR Act) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (4) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause
(1) or (2) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. The Merger Agreement further provides that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser will extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond September 28, 1998. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) amend or add to the Offer conditions, (4) extend the Offer, except as provided above, (5) change the form of consideration payable in the Offer or (6) amend any other term of the Offer in any manner adverse to the holders of the Shares.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition (which will be satisfied following the tendering of the Shares subject to the Stockholders Agreement), the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 27, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 28, 1998.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms, and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry

Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and such stockholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets (within the meaning of Section 1221 of the Code), any gain or loss recognized by the tendering stockholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering stockholder held the underlying Shares for more than 12 months as of the date of disposition.

     For noncorporate stockholders, long-term capital gain generally will be subject to Federal income tax at a maximum rate of 28% if the underlying Shares have been held for more than 12 months but not more than 18 months as of the date of disposition. If the underlying Shares have been held for more than 18 months as of the date of disposition, however, any long-term capital gain recognized by a noncorporate stockholder generally will be subject to Federal income tax at a maximum rate of 20%. There are limits on the deductibility of losses.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of 31% unless the stockholder provides its correct TIN (or certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and gross proceeds of the Offer or the Merger payable to such stockholder may be subject to backup withholding at a rate of 31%. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on The Nasdaq Stock Market's National Market System under the symbol "YURI". The following table sets forth, for each of the periods indicated since February 4, 1997, the date of the Company's initial public offering, the high and low reported last sale prices per Share, as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                                                              SALES PRICE
                                                           ------------------
                                                            HIGH        LOW
                                                           -------    -------
1997
  First Quarter (from February 4)........................  $16.750    $ 9.500
  Second Quarter.........................................   19.125      9.375
  Third Quarter..........................................   37.250     15.750
  Fourth Quarter.........................................   39.875     17.250

1998
  First Quarter..........................................  $24.188    $19.875
  Second Quarter (through April 24, 1998)................   31.500     24.250

     On April 24, 1998, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Shares on the Nasdaq National Market was $31.500 per Share. On April 29, 1998, the last full day of trading before the commencement of the Offer, the reported last sale price of the Shares on the Nasdaq National Market was $34.625 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K"), the Company has not paid cash dividends on Company Common Stock to date and does not plan to pay cash dividends to its stockholders in the foreseeable future.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of The Nasdaq Stock Market), which requires that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of $1,000,000, and have net tangible assets of at least either $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of April 24, 1998, there were approximately 235 holders of record of Shares and 25,520,763 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or the Nasdaq National Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 8301 Professional Place, Landover, Maryland, 20785. According to the Form 10-K, the Company's principal line of business is designing, manufacturing and servicing ATM (asychronous transfer mode) access products and equipment for telecommunications service providers, Internet service providers, corporate end users and government end users.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Form 10-K or the Company's press release dated April 15, 1998. More comprehensive financial information is included in that report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to that report and such other documents and all the financial information (including any related notes) contained therein. The Form 10-K and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                      YURIE SYSTEMS, INC. AND SUBSIDIARIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           THREE MONTHS ENDED
                                               MARCH 31,             YEAR ENDED DECEMBER 31,
                                           ------------------    --------------------------------
                                            1998      1997(1)    1997(1)(2)    1996(1)    1995(1)
                                           -------    -------    ----------    -------    -------
                                              (UNAUDITED)
STATEMENT OF INCOME DATA:
Total revenues...........................  $19,107    $8,403      $51,068      $21,657    $6,622
Income from operations...................    5,606       844        8,522        3,897     1,525
Net income...............................    3,765       677        6,136        2,424       949
Basic net income per share...............  $  0.15    $ 0.03      $  0.25      $  0.12    $ 0.05
Diluted net income per share.............  $  0.14    $ 0.03      $  0.23      $  0.11    $ 0.05

                                                                 AT DECEMBER 31,
                                                              ---------------------
                                                               1997(1)      1996(1)
                                                              ----------    -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 8,142      $ 5,245
Working capital.............................................    57,046        9,344
Total assets................................................    75,402       16,907
Stockholders' equity........................................    65,134       11,571

---------------
(1) Effective December 1, 1997, Data Labs, Inc. merged with a subsidiary of the Company. The transaction was accounted for as a pooling-of-interests. Accordingly, the financial statements of the Company have been restated to reflect Data Labs, Inc. results for the periods shown. Acquisition costs totaling approximately $1 million are included.

(2) Sales to related parties totaled $13.5 million during 1997.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Labs is the research and development arm for Parent. Parent is a Delaware corporation with its principal offices located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, Parent's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (1) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     Available Information. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $1.1 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser. Parent plans to use funds it has available in its cash accounts and pursuant to short-term borrowings for such capital contribution.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     In August 1997, the Company and Parent entered into a private-label agreement (the "OEM Contract"), under which the Company granted Parent the non-exclusive right to resell the Company's ATM access products under Parent's brand name for a period of three years. The Company's sales to Parent pursuant to the OEM Contract were approximately $1.8 million, or approximately 3.5%, of the Company's total revenues for 1997, and approximately $1.7 million, or approximately 9.1%, of the Company's total revenues for the quarter ended March 31, 1998.

     On February 20, 1998, the Company's President and Chief Operating Officer, Harry J. Carr, met with the President of Parent's Data Networking Systems business unit, William T. O'Shea, to discuss the possibilities for broadening their business relationship under the OEM Contract. On March 23, 1998, Mr. O'Shea called Mr. Carr to express Parent's interest in exploring the possibility of a strategic business combination and proposed a meeting to discuss further that possibility.

     On March 31, 1998, Mr. O'Shea again met with Mr. Carr and confirmed Parent's interest in pursuing a strategic business combination with the Company. Mr. O'Shea suggested that they exchange additional information and further discuss the Company's strategic plans. This meeting was followed by a telephone call later that day among Mr. Carr, William Viqueira, Parent's Business Development Vice President, and Carl Pavarini, Vice President -- Business Development and Operations of Parent's Data Networking Systems business unit.

     On April 2, 1998, Parent and the Company entered into a confidentiality agreement regarding the exchange of non-public information between them. On April 9, 1998, representatives of the Company met with representatives of Parent to discuss overall approaches to a transaction and to commence the exchange of information.

     On April 17, 1998, representatives of Parent called Mr. Carr to inform him that Parent was prepared to make an offer to the Company in connection with a proposed transaction.

     On April 20, 1998, representatives of Parent met again with representatives of the Company to discuss various proposed acquisition structures. Negotiations with respect to structure, price, the form of consideration and other material terms continued throughout the day. On April 21, 1998, the parties agreed upon a cash transaction at $35 per Share, subject to completion of due diligence, agreement on post-acquisition organizational structure and negotiation of a definitive Merger Agreement and Stockholders Agreement.

     From April 20, 1998, through April 26, 1998, Parent conducted additional due diligence, and there were additional meetings between representatives of Parent and the Company and the Stockholders during that time. In addition, during the period, ongoing discussions were held concerning, among other things, post-acquisition organizational structure and the terms of the Merger Agreement and the Stockholders Agreement. The remaining open issues were resolved during the night of April 25 and the early morning of April 26. The Board of Directors of the Company approved the transaction on April 26, 1998.

     On the morning of April 27, 1998, the Board of Directors of Parent, after being briefed on the transaction, approved the transaction, after which the Merger Agreement, the Stockholders Agreement and the other agreements contemplated therein were executed and delivered and the transaction was publicly announced.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT

     Purpose. The purpose of the Offer is to enable Parent to acquire control of and the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash, without interest, equal to the price per Share paid pursuant to the Offer.

          VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

          CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of holders of a majority of the outstanding Shares, (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and
     (3) the Purchaser shall have previously accepted for payment and paid for the Shares pursuant to the Offer.

          TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, neither Parent nor Purchaser may in any event terminate the Merger Agreement), (1) by mutual written consent of Parent and the Company,
     (2) by either Parent or the Company (a) if the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to October 9, 1998, provided, however, that the right to terminate the Merger Agreement pursuant to this sentence will not be available to (i) Parent, if Purchaser has breached its obligations under the second to last sentence of the fifth paragraph under Section 1 above or (ii) any party whose failure to perform any of its obligations under the Merger

     Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of a representation or warranty under the Merger Agreement by such party, or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) under "Certain Conditions of the Offer" and (ii) cannot be cured, or has not been cured within 30 days after the Company receives written notice from Parent of such breach or failure to perform; or (4) by the Company in the event of a material breach or failure to perform in any material respect by Parent or the Purchaser of any representation, warranty, covenant or other agreement contained in the Merger Agreement which cannot be cured, or has not been cured within 30 days after Parent or the Purchaser receives written notice from the Company of such breach or failure to perform.

          The Merger Agreement provides that in the event of a termination as described in clause (1) or (2) of the preceding paragraph or the failure otherwise to consummate the Offer by October 9, 1998, Parent will, or will cause an affiliate to, purchase available products of the Company in the aggregate amount of at least (1) $50 million during the first 12 month period from the earlier of (i) October 9, 1998 or (ii) the date of such termination and (2) $100 million during the succeeding 12 month period, in each case, on an approximately level order basis throughout the period pursuant to the Company's standard form of purchase agreement and subject to the terms (including price and applicable discounts) and conditions contained in the OEM Contract (the "Purchase Commitment"). Each of the Company and Parent have agreed to use their best efforts to agree upon the type of available products and to schedule their delivery consistent with the Company's operations in the ordinary course but the failure to agree upon the products to be purchased and sold will not change Parent's obligation to purchase products of the Company in such amounts in such periods. The Merger Agreement further provides that, notwithstanding the foregoing, Parent will have the right to terminate the Purchase Commitment at any time upon delivery of written notice to the Company following a Change of Control (as defined below) of the Company. Such termination will not affect issued and open purchase orders. The Merger Agreement defines "Change of Control" of the Company as: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding shares of Company Common Stock; (2) individuals who, as of the date of the Merger Agreement, constitute the board of directors (or any successor body performing similar functions) of the Company (the "Board" and, as constituted on the date of the Merger Agreement, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of the Merger Agreement whose election, or nomination for election by such party's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, will be considered as though such individual were a member of the Incumbent Board; (3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), unless, following such Business Combination, the individuals and entities who were the beneficial owners of the Company Common Stock outstanding immediately prior to such Business Combination beneficially own, immediately after consummation of such Business Combination, more than 75% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination; or (4) consummation of the acquisition of a company or the assets and liabilities of a company if the individuals and entities who were beneficial owners of the Company Common Stock immediately prior to such acquisition would fail to own, directly or indirectly, more than 75% of the Company Common Stock after the acquisition.

          TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it permit any of it subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any subsidiary to, directly or indirectly,
     (1) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (2) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than a 20% interest in the total voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of all or substantially all of its assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

          The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof may (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement, (2) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

          In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any inquiry with respect to a Takeover Proposal, any request for nonpublic information (except in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such inquiry, request or Takeover Proposal and the identity of the person making such inquiry, request or Takeover Proposal. The Company must promptly inform Parent of any material change in the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

          The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

          FEES AND EXPENSES. The Merger Agreement provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement, the Stockholders Agreement and the transactions contemplated by the Merger Agreement and the Stockholders Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that until the earlier of termination of the Merger Agreement and the consummation of the Offer, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner conducted prior to the execution of the Merger Agreement and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, during the period from the date of the Merger Agreement until the earlier termination of the Merger Agreement and the consummation of the

     Offer, except as otherwise expressly permitted by the Merger Agreement (or for certain matters disclosed in connection therewith), the Company will not, and will not permit any of its subsidiaries to, without Parent's prior written consent: (1) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options (as defined below) outstanding on the date of the Merger Agreement and in accordance with their present terms) or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms and other than the issuance of shares of Company Common Stock pursuant to the terms of the Yurie Systems, Inc. 401(k) Plan and the Yurie Systems, Inc. Employee Stock Purchase Plan (the "ESPP") in accordance with the amounts disclosed in connection with the Merger Agreement); (3) amend its Certificate of Incorporation, Amended and Restated By-Laws or other comparable charter or organizational documents; (4) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof; (5) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice; (7) make or agree to make any new capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice; (8) except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement, (a) adopt, enter into, terminate or amend any employment contract, collective bargaining agreement or Benefit Plan (as defined in the Merger Agreement), (b) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses to individuals (and not across-the-board actions) in the ordinary course of business consistent with past practice),
     (c) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company or its subsidiaries, (d) increase in any manner the severance or termination pay of any officer or employee, (e) enter any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (f) except as permitted in clause
     (b), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder),
     (g) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (h) take any action to accelerate the vesting of, or cash out rights associated with, any Stock Options (except that appropriate action will be taken to accelerate the vesting of all Stock Options outstanding as of the date of the Merger Agreement under the Data Labs, Inc. 1996 Stock Option Plan as of the consummation of the Offer); (9) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's products in the ordinary course of business; (10) except as required by GAAP, make any material change in accounting methods, principles or practices; (11) make any material tax election or enter into any settlement or compromise with respect to any material income tax liability; or (12) authorize any of, or commit or agree to take any of, the foregoing actions.

          BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (1) the total number of directors on the Company's Board of Directors and (2) the percentage that the number of Shares purchased by Purchaser in the Offer bears to the number of Shares outstanding, and the Company will, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the effective time of the Merger, the Board of Directors of the Company will have at least two directors who are not officers of the Company or any of its subsidiaries. The Merger Agreement also provides that the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

          STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans, as defined below) will adopt such resolutions or take such other actions if any, as may be reasonably required to: (1) adjust the terms of all outstanding options to purchase Company Common Stock (the "Stock Options") granted under any plan or arrangement providing for the grant of options to purchase Company Common Stock to current or former directors, officers, employees or consultants of the Company or its subsidiaries (the "Company Stock Plans"), whether vested pursuant to clause
     (8)(h) of the section above entitled "-- Conduct of Business by the Company" or otherwise vested by their terms (including as a result of the consummation of the transactions contemplated by the Merger Agreement), as necessary to provide that, at the consummation of the Offer, each Stock Option outstanding immediately prior to the consummation of the Offer will be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of common stock of Parent ("Parent Common Stock") determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by a fraction (the "Conversion Fraction"), the numerator of which is $35 and the denominator of which is the average of the high and low sales prices of Parent Common Stock as reported by the New York Stock Exchange for three trading days immediately preceding (but not including) the date of the consummation of the Offer, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (a) the exercise price per share of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer divided by (b) the Conversion Fraction (each, as so adjusted, an "Adjusted Option"), rounded up to the nearest one-hundredth of a cent, and (2) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the foregoing and the Merger.

          The Merger Agreement further provides that upon consummation of the Offer, in accordance with the terms of the ESPP, the ESPP and all options outstanding thereunder will automatically terminate and each participant thereunder will be paid the outstanding balance of payroll deductions that are in his or her account thereunder at the Effective Time.

          EMPLOYEE MATTERS. The Merger Agreement provides that upon consummation of the Offer, Parent (and the Company) will, or Parent will cause the Purchaser to, (i) employ each Company Employee (as defined below) at the same base pay as in effect immediately prior to the consummation of the Offer and (ii) provide benefits substantially similar in the aggregate to current Company benefits, or provide

     Company Employees who continue to be employed by the Company or the Purchaser with the employee benefit plans and compensation provided by Parent to similarly situated employees in the Data Networking Systems Division of Parent. "Company Employees" means those persons who are employees of the Company and its subsidiaries immediately prior to the consummation of the Offer, other than those executives (the "Specified Executives") of the Company who have entered into Retention Agreements (as defined below under "-- Certain Agreements with Company Executives") with Parent.

          The Merger Agreement also provides that Parent will, or will cause the Surviving Corporation to, grant to the Company Employees (including the Specified Executives) credit for purposes of determining eligibility to participate and vesting in Parent's or the Surviving Corporation's employee benefit plans for service with the Company and its subsidiaries. The Merger Agreement further provides that Parent will waive any and all pre-existing condition limitations and exclusions and waiting periods that may otherwise apply to the Company Employees (including the Specified Executives) under the benefit plans of Parent and its affiliates, and Parent will cause such Company Employees to receive full credit for amounts paid or accrued towards any deductible or copayment requirements incurred during the current plan year.

          The Merger Agreement provides that in the event it is determined that in connection with the transactions contemplated by the Merger Agreement, any payment, acceleration of vesting or distribution of any type to or for the benefit of any Company Employee identified in writing by the Company to Parent, whether paid or payable or distributed or distributable pursuant to any Benefit Plan or otherwise (the "Total Payments"), will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then such Company Employee will be entitled to receive from Parent an additional payment (a "Gross-Up Payment") in an amount such that after payment by such Company Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, such Company Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Gross-Up Payment as described hereunder, it is possible that Gross-Up Payments not made by Parent should have been made (an "Underpayment"), or that Gross-Up Payments will have been made by Parent which should not have been made (an "Overpayment"). In either such event, the amount of the Underpayment or Overpayment that has occurred will be determined as soon as practicable. In the case of an Underpayment, the amount of such Underpayment will be promptly paid by Parent to or for the benefit of the applicable Company Employee. In the case of an Overpayment, the applicable Company Employee will, at the direction and expense of Parent, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Parent, and otherwise reasonably cooperate with Parent to correct such Overpayment; provided, however, that (1) a Company Employee will not in any event be obligated to return to Parent an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (2) the provision described in this paragraph will be interpreted in a manner consistent with the intent of the foregoing provisions, which is to make the Company Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Company Employee repaying to Parent an amount which is less than the Overpayment.

          INDEMNIFICATION. From and after the consummation of the Offer, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (1) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (2) any indemnification provisions under the Company's Certificate of Incorporation or Amended and Restated By-laws as each was in effect on the date of the Merger Agreement (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses
     (1) and (2) of this sentence are referred to as, collectively, the "Indemnified Parties"). Pursuant to the Merger Agreement, the Certificate of Incorporation and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

          REASONABLE EFFORTS. Upon and subject to the terms and subject to the conditions set forth in the Merger Agreement, Parent, the Purchaser and the Company have each agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholders Agreement, including using reasonable efforts to take the following actions: (1) the taking of all reasonable acts necessary to cause the conditions of the Offer to be satisfied, (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (3) the obtaining of all necessary consents, approvals or waivers from third parties, (4) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Stockholders Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (5) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and the Stockholders Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its Board of Directors will, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Stockholders Agreement or any other transactions contemplated by the Merger Agreement or the Stockholders Agreement, use all reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement or the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement and the Stockholders Agreement and the other transactions contemplated by the Merger Agreement and the Stockholders Agreement.

          The Merger Agreement further provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (1) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (2) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

          REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1") and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

     The Stockholders Agreement. Pursuant to the Stockholders Agreement, the Stockholders have agreed to tender into the Offer the Shares that each such Stockholder owned as set forth on Exhibit A to the Stockholders Agreement, as well as any Shares that they thereafter acquire, including upon the exercise of stock options (the "Subject Shares"). The Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Subject Shares at a price per Share of $35, subject only to the condition (which may be waived only by the Purchaser in its sole discretion) that the Purchaser will have accepted for payment and paid for Shares pursuant to the Offer (the "Purchase"). The closing of the Purchase will be effected by each Stockholder tendering all such Stockholder's Subject Shares into the Offer, and by the Purchaser accepting for payment and paying for such Subject Shares pursuant to the terms of the Offer.

     The Subject Shares represent more than a majority of the outstanding Shares (determined on a fully diluted basis) and, upon the tendering of these Shares, the Minimum Condition will be satisfied. As of April 24, 1998, there were 17,766,200 Subject Shares, representing approximately 57% of the outstanding Shares on a fully diluted basis. Once the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Stockholders Agreement provides that each of the Stockholders has agreed not to: (1) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares (including any options or warrants to purchase Company Common Stock) to any person other than the Purchaser or the Purchaser's designee, (2) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares or (3) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholders Agreement or the transactions contemplated by the Stockholders Agreement.

     The Stockholders Agreement further provides that each of the Stockholders has also agreed that until the Merger is consummated or the Merger Agreement is terminated, the Stockholder will not, nor will the Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly (1) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal.

     Each Stockholder has further agreed in the Stockholders Agreement that at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, each Stockholder will, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) such Stockholder's Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Stockholder's vote, consent or other approval is sought, such Stockholder will vote (or cause to be voted) such Stockholder's Subject Shares against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (collectively, "Alternative Transactions") and (2) any amendment of the Company's Certificate of Incorporation or Amended and Restated By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (collectively, "Frustrating Transactions"). Under the Stockholders Agreement, Parent has agreed to indemnify each of the Stockholders for any liabilities, to the extent pertaining to such Stockholder solely in his capacity as a stockholder of the Company, arising out of the Stockholders Agreement or the transactions contemplated thereby, unless such liability arises out of a breach of such Stockholder's representations, warranties or covenants contained in the Stockholders Agreement.

     Under the Stockholders Agreement, each Stockholder has granted an irrevocable proxy with respect to the Subject Shares to, and appoints, certain representatives of Parent, and any other individual who shall be designated by Parent, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against any Alternative Transaction or Frustrating Transaction.

     The foregoing summary of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1 and incorporated by reference herein. The Stockholders Agreement should be read in its entirety for a more complete description of the matters summarized above.

     Certain Agreements with Company Executives. In connection with the Merger Agreement, four of the Company's executive officers, Jeong H. Kim, Kwok L. Li, Harry J. Carr and Barton Y. Shigemura (collectively, the "Company Executives"), have entered into retention agreements (the "Retention Agreements") with Parent, the Purchaser, the Company and an escrow agent (the "Escrow Agent"). The Retention Agreements of Dr. Kim and Messrs. Carr and Shigemura provide for terms of employment with Parent following the consummation of the Offer, with an annual salary and the right to participate in certain benefit and incentive plans of Parent. Mr. Li's Retention Agreement provides for a consulting arrangement with Parent with an annual consulting fee. Each of the Retention Agreements becomes effective upon the consummation of the Offer and is for a term of three years thereafter, subject to earlier termination upon certain events. Capitalized terms used in this section without definitions have the meanings ascribed thereto in the Retention Agreements.

     Each Retention Agreement requires the applicable Company Executive to apply 15% of the aggregate proceeds that he receives from the tender of all his Shares into the Offer to the purchase of shares of Parent Common Stock in open market brokerage transactions and to deposit such Parent Common Stock into escrow (the "Escrowed Shares") with the Escrow Agent in accordance with the terms of the Retention Agreement. During the term of each Retention Agreement, the Escrow Agent will deliver one-twelfth of the Company Executive's Escrowed Shares to the Company Executive on the last day of each three month period following the consummation of the Offer, with the first delivery commencing on August 31, 1998, subject to certain conditions. All cash dividends and distributions paid on the Escrowed Shares will be passed through to the Company Executives and will not be subject to any restrictions. The Company Executives will have the right to vote the Escrowed Shares on any matter upon which shares of Parent Common Stock are entitled to vote.

     In addition, Messrs. Carr and Shigemura have also agreed in their Retention Agreements that 20% of the options to acquire Parent Common Stock (the "Adjusted Options") that they will hold as a result of the conversion of Stock Options at the consummation of the Offer, will be subject to a revised three-year vesting schedule. The revised vesting schedule provides that one-twelfth of the Adjusted Options will vest on the last day of each three month period following consummation of the Offer, with the first vesting date being August 31, 1998, subject to certain conditions. Dr. Kim and Mr. Li do not own any Stock Options.

     Pursuant to the terms of each Company Executive's Retention Agreement, in the event that (i) the Company Executive terminates his employment (or consultancy) for Good Reason, (ii) Parent terminates the Company Executive other than for Cause or (iii) the Company Executive dies or suffers a Disability, then in each case, all Escrowed Shares will be released to the Company Executive by the Escrow Agent and all Adjusted Options shall be immediately vested and exercisable. If (A) the Company Executive elects to terminate his employment (or consultancy) with Parent other than for Good Reason or (B) the Company Executive is terminated for Cause, then in either case, the Company Executive will lose the economic value of any Escrowed Shares or unvested Adjusted Options.

     In entering into the Retention Agreements, each Company Executive has also agreed that any employment relationship between the Company Executive and the Company will be terminated upon consummation of the Offer, and that no termination or other amount otherwise payable to the Company Executive will be payable in connection with such termination.

     The foregoing summary of the Retention Agreements is qualified by reference to such agreements, copies of which are filed as Exhibits (c)(3) to (c)(6) to the Schedule 14D-1 and incorporated by reference herein.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to the Surviving Corporation of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors of the Company or management of the Company, any material change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of Stock Options outstanding as of the date of the Merger Agreement, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (1) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (1) the Minimum Condition shall have been satisfied and (2) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with the provisions of the Merger Agreement described in the subsection entitled "Termination of the Merger Agreement" in Section 12 above, terminate the Merger Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the provisions discussed in the fifth paragraph of Section 1 above) and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing and does not result principally from the breach by Parent or the Purchaser of any of their obligations under the Merger Agreement:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement or (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company since the date of the Merger Agreement;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be cured, or has not been cured within 30 business days after the Company receives written notice from Parent of such breach or failure to perform; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

     The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and (except for the Minimum Condition) may, subject to the terms of the Merger Agreement, be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics

Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and the Stockholders Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer, the Merger and the Stockholders Agreement.

     Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer, the Merger or the Stockholders Agreement. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the Merger or the Stockholders Agreement and nothing in this Offer to Purchase or any action taken in connection with the Offer, the Merger or the Stockholders Agreement is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the Merger or the Stockholders Agreement and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Merger or the Stockholders Agreement, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          REINDEER ACQUISITION, INC.
April 30, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is 600 Mountain Avenue, Murray Hill, New Jersey 07974. All directors and executive officers listed below are citizens of the United States.

                                                            POSITION WITH PARENT;
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                         5-YEAR EMPLOYMENT HISTORY
        -------------------------                    -----------------------------------
Paul A. Allaire...........................  Director of Parent since October 1996. Chairman and
Xerox Corporation                           Chief Executive Officer of Xerox Corporation (document
800 Long Ridge Road                         processing services and products) since 1991. Director
P.O. Box 1600                               of Sara Lee Corp., J. P. Morgan & Co., Inc. and
Stamford, CT 06904                          SmithKline Beecham p.l.c. and consultant to Parent
                                            Board of Directors (1996). Committees: member of the
                                            Audit and Finance and Corporate Governance and
                                            Compensation Committees. Age: 59.
Carla A. Hills............................  Director of Parent since April 1996. Chairman and
Hills & Company                             Chief Executive Officer of Hills & Company
1200 Nineteenth St., N.W.                   (international consultants) since 1993 and United
Suite 201                                   States Trade Representative (1989-1993). Director of
Washington, DC 20036                        American International Group, Inc., Chevron Corp. and
                                            Time Warner Inc. Committees: member of the Corporate
                                            Governance and Compensation Committee. Age: 64.
Drew Lewis................................  Director of Parent since April 1996. Retired Chairman
Box 70                                      and Chief Executive Officer of Union Pacific
Lederach, PA 19450                          Corporation (rail transportation and trucking)
                                            (1987-1996). Director of American Express Company, FPL
                                            Group, Inc., Gannett Co., Inc., Union Pacific
                                            Resources Group Inc. and Gulfstream Aerospace
                                            Corporation. Committees: member of the Audit and
                                            Finance and Corporate Governance and Compensation
                                            Committees. Age: 66.
Richard A. McGinn.........................  Chairman of Parent since February 1998, and Director since April 1996. Chief Executive Officer and
                                            President of Parent since October 1997. President and
                                            Chief Operating Officer of Parent from February 1996
                                            to October 1997. Executive Vice President of AT&T and
                                            Chief Executive Officer of the AT&T Network Systems
                                            Group (1994-1996) and President and Chief Operating
                                            Officer of the AT&T Network Systems Group (1993-1994).
                                            Director of Oracle Corporation. Age: 51.
Paul H. O'Neill...........................  Director of Parent since October 1996. Chairman and
ALCOA                                       Chief Executive Officer of Aluminum Company of America
425 Sixth Avenue                            (ALCOA) (production of aluminum) since 1987. Chairman
31st Floor                                  of the Rand Corporation. Director of the Gerald R.
Pittsburgh, PA 15219-1850                   Ford Foundation, Manpower Demonstration Research
                                            Corporation, National Association of Securities
                                            Dealers, Inc. and Eastman Kodak Corporation.
                                            Committees: member of the Audit and Finance and
                                            Corporate Governance and Compensation Committees. Age:
                                            62.

                                                            POSITION WITH PARENT;
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                         5-YEAR EMPLOYMENT HISTORY
        -------------------------                    -----------------------------------
Donald S. Perkins.........................  Director of Parent since April 1996. Retired Chairman
One First National Plaza                    and Chief Executive Officer of Jewel Companies, Inc.
Suite 2530                                  (diversified retailer) (1970-1980). From January
21 South Clark Street                       through June 1995, Mr. Perkins served as Non-Executive
Chicago, IL 60603-2006                      Chairman of Kmart Corp. Director of Aon Corp., Cummins
                                            Engine Company, Inc., Current Assets, LaSalle Street
                                            Fund, Inc., LaSalle U.S. Realty Income and Growth
                                            Fund, Inc., The Putnam Funds, Ryerson Tull Inc.,
                                            Springs Industries, Inc., Time Warner Inc. and
                                            Nanophase Technology Corporation. Committees: Chairman
                                            of the Audit and Finance Committee and member of the
                                            Corporate Governance and Compensation Committee. Age:
                                            71.
Donald K. Peterson........................  Executive Vice President and Chief Financial Officer
                                            of Parent since February 1996. Joined AT&T in 1995 as
                                            Vice President and Chief Financial Officer of AT&T's
                                            Communications Services Group. Joined Northern
                                            Telecom, Inc. in 1976 and served in various executive
                                            positions there including President of Nortel
                                            Communications Systems, Inc. (1993-1995). Age: 48.
Richard J. Rawson.........................  Senior Vice President, General Counsel and Secretary
                                            of Parent since February 1996. Joined AT&T Law
                                            Division in 1984 and was appointed Vice President,
                                            Law -- AT&T Network Systems Group in 1992. Age: 45.
Patricia F. Russo.........................  Executive Vice President, Corporate Staff Operations
                                            of Parent since December 1997, Executive Vice
                                            President, Chief Staff Officer of Parent from December
                                            1996 through December 1997 and President, Business
                                            Communications Systems business unit of Parent from
                                            February 1996 through December 1996. President, Global
                                            Business Communications Systems of AT&T (1993-1996).
                                            Age: 45.
Henry B. Schacht..........................  Director of Parent since April 1996, Chairman of
32 Old Slip                                 Parent from April 1996 to February 1998. Chief
New York, NY 10005                          Executive Officer of Parent from February 1996 to
                                            October 1997. Chairman (1977-1995) and Chief Executive
                                            Officer (1973-1994) of Cummins Engine Company, Inc.
                                            Director of The Chase Manhattan Corporation and The
                                            Chase Manhattan Bank, N.A., Aluminum Company of
                                            America (ALCOA), Cummins Engine Company, Inc. and
                                            Johnson & Johnson. Age: 63.
Daniel C. Stanzione.......................  Executive Vice President and Chief Operating Officer
                                            of Parent since December 1997, President, Bell
                                            Laboratories (since February 1996) and Network Systems
                                            business unit of Parent (1996-1997). President, AT&T
                                            Bell Laboratories (1995-1996) and President, Global
                                            Public Networks (1994-1995) and President, Switching
                                            Systems (1993-1994), both units of the AT&T Network
                                            Systems Group. Age: 52.

                                                            POSITION WITH PARENT;
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                         5-YEAR EMPLOYMENT HISTORY
        -------------------------                    -----------------------------------
Franklin A. Thomas........................  Director of Parent since April 1996. Consultant to the
TFF Study Group                             TFF Study Group since April 1996 (a non-profit
Fuller Building                             initiative assisting development in southern Africa).
595 Madison Avenue                          Retired President of The Ford Foundation (1979-1996).
33rd Floor                                  Director of Aluminum Company of America (ALCOA),
New York, NY 10022                          Citicorp and its subsidiary, Citibank, N.A., Cummins
                                            Engine Company, Inc. and PepsiCo, Inc. Committees:
                                            Chairman of the Corporate Governance and Compensation
                                            Committee and member of the Audit and Finance
                                            Committee. Age: 63.
Ben J. M. Verwaayen.......................  Executive Vice President and Chief Operating Officer
                                            of Parent since December 1997 and Executive Vice
                                            President-President International from September 1997
                                            through December 1997. President of PTT Telecom
                                            (national telecommunications operator of the
                                            Netherlands) from 1988 through September 1997.
                                            Co-founder of Unisource (pan-European alliance of
                                            Telia of Sweden, Swiss Telecom and PTT Telecom). Age:
                                            46.
John A. Young.............................  Director of Parent since October 1996. Retired
c/o Hewlett-Packard Company                 President and Chief Executive Officer of
Mail Stop 16AB                              Hewlett-Packard Company (manufacturer of measurement
3200 Hillview Avenue                        and computation products) (1978-1992). Director of
Palo Alto, CA 94304                         Wells Fargo Bank, Wells Fargo & Co., Chevron Corp.,
                                            Shaman Pharmaceuticals, Inc., SmithKline Beecham
                                            p.1.c., Affymetrix, Inc. and Novell, Inc. and
                                            consultant to Parent Board of Directors (1996).
                                            Committees: member of the Corporate Governance and
                                            Compensation Committee. Age: 66.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of the directors and executive officers listed below is 600 Mountain Avenue, Murray Hill, New Jersey 07974. The directors and executive officers listed below are citizens of the United States.

                                                         POSITION WITH THE PURCHASER;
                                                     PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                                   5-YEAR EMPLOYMENT HISTORY
                   ----                              -----------------------------------
William T. O'Shea.........................  Group President, Business Communications Systems
                                            business unit and Data Networking Systems business
                                            unit of Parent since December 1997 and President of
                                            the Purchaser since April 1998. President, Business
                                            Communications Systems business unit of Parent from
                                            January 1997 through December 1997 and President,
                                            International, Network Systems of Parent from February
                                            1996 through January 1997. President, International
                                            Regions and Professional Services of the AT&T Network
                                            Systems Group (1995-1996). Acting Chief Executive
                                            Officer of AT&T Global Information Solutions Company
                                            (now NCR Corporation) (1995). Prior thereto, held
                                            various senior positions at AT&T Global Information
                                            Solutions Company. Age: 50.
Paul D. Diczok............................  Corporate Counsel for the Business Communications
                                            Systems business unit of Parent and AT&T Corp. since
                                            1990 and Director, Chief Financial Officer, Vice
                                            President and Treasurer of the Purchaser since April
                                            1998. Joined AT&T Corp. Law Division in 1977. Age: 54.
Pamela F. Craven..........................  Vice President -- Law of Parent since February 1996 and Director, Vice President and Secretary of the
                                            Purchaser since April 1998. Joined AT&T Corp. Law
                                            Division in January 1992. Age: 44.
Jean F. Rankin............................  Corporate Counsel in the Mergers and Acquisitions Law
                                            Group of Parent and AT&T Corp. since 1993 and Director
                                            of the Purchaser since April 1998. Joined AT&T Corp.
                                            Law Division in 1990. Age: 39.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                      By Facsimile:            By Hand/Overnight Courier:
                                  (For Eligible Institutions
       Tender & Exchange                     Only)                     Tender & Exchange
          Department                    (212) 815-6213                    Department
        P.O. Box 11248                                                101 Barclay Street
     Church Street Station           Confirm by Telephone:        Receive and Deliver Window
      New York, New York                1-800-507-9357             New York, New York 10286
          10286-1248

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                           Banks and Brokerage Firms
                                  Please call:
                                 (800) 662-5200